Exhibit 10.1
10 Sylvan Way
Parsippany, NJ 07054

April 16, 2024 (revised as of May 20, 2024)

Ms. Heidi Chen
Re:    Separation from Service
Dear Heidi:
On behalf of Zoetis Inc. (the “Company”) and its Board of Directors, I want to thank you for your years of service to the Company, during which you have made many meaningful contributions. This letter agreement (this “Letter Agreement”) sets forth the terms of your separation from service with the Company.
1.Termination Date, Transition and Advisory Periods
Effective as of April 16, 2024, your service as Executive Vice President, General Counsel and Corporate Secretary; Business Lead of Human Health Diagnostics of the Company and in any other positions you may hold with the Company or any of its affiliates will cease; provided, however, that, during the period from April 16, 2024 until July 16, 2024 (the “Termination Date” and, such period, the “Transition Period”), the Company shall continue your employment as a non-corporate officer employee of the Company reporting to the Company’s Chief Executive Officer. During the Transition Period, you shall continue to (a) receive your annual base salary at the rate in effect as of the date hereof and (b) participate in the health, welfare and retirement plans of the Company and its affiliates in which you currently participate. You will also receive Company matching contributions under the Zoetis U.S. Savings Plan and Zoetis Supplemental Savings Plan in respect of the Transition Period. Effective as of the Termination Date, your employment with the Company and its affiliates shall terminate.
Further, during the period from July 17, 2024, through December 31, 2024 (the “Advisory Period”), you will provide advisory support as a non-employee consultant to the Chief Executive Officer and the Zoetis Executive Team. In consideration for your advisory services, you will receive a consulting fee of $350,000 (the “Consulting Fee”), payable in equal monthly installments. The Company and you agree that your duties as a consultant will not exceed 20% of the average level of bona fide services performed by you during your last three years as an employee. You shall be permitted to engage in other advisory or consulting services and other employment during the Advisory Period so long as such service or employment does not violate any other terms of this Agreement.
2.Severance Benefits
In connection with your termination of employment, and in consideration for your service to the Company and its affiliates through the Termination Date (or, if earlier, the date of your death or Disability (which term shall mean your “Total and Permanent Disability,” as defined in your Zoetis equity award agreements)) and your compliance in all material respects with the terms of this Letter Agreement, specifically including your execution of a release agreement substantially in the form attached as Exhibit A and your non-revocation of such release agreement prior to its becoming effective and irrevocable within 30 days following the Termination Date (the “Release Requirement”), and your compliance in all material respects with the restrictive covenants set forth or referenced herein, the Company shall provide to you (i) the payments and benefits set forth on Exhibit B (the “Severance Benefits”) and (ii) the Consulting Fee for services during the Advisory Period, as noted above.
The Severance Benefits shall be in full satisfaction of the obligations of the Company and its affiliates to you under this Letter Agreement and any other plan, agreement, policy or arrangement of the Company and its affiliates upon your termination of employment (other than any vested or other rights to which you may be entitled under any other Company employee benefit or compensation plan by reason of your employment with the Company that cannot legally be waived and any right you may have to continued indemnification and coverage under the Company’s applicable directors’ and officers’ liability insurance policy(ies)(recognizing that such indemnification and coverage is not guaranteed by this Letter Agreement and shall be governed by the instrument, if any, providing for such indemnification and coverage)), and in no event shall you be entitled to severance pay or benefits beyond the Severance Benefits.
In the event that the Company terminates your employment prior to the Termination Date for “Cause” (as defined in the Zoetis Executive Severance Plan) or you voluntarily terminate your employment prior to the Termination Date, you will cease receiving base salary payments and any other benefits that you would have received had you continued your employment through the Termination Date, but you will remain eligible for (i) the Accrued Obligations (as defined in Exhibit B) and any other vested or other rights to which you may be entitled under any other Company employee benefit or compensation plan by reason of your employment with the Company that cannot legally be waived and are not otherwise subject to forfeiture upon a termination for Cause or a voluntary termination, and (ii) subject to your continued compliance in all material respects with the terms of this Letter Agreement, including your satisfaction of the Release Requirement and your compliance in all material respects with the restrictive covenants set forth or referenced herein, the Severance Benefits.
In the event that the Company terminates your employment prior to the Termination Date without Cause, subject to your continued compliance in all material respects with the terms of this Letter Agreement, including your satisfaction of the Release Requirement and your compliance in all material respects with the restrictive covenants set forth or referenced herein, the Company shall provide you with: (i) the Severance Benefits, and (ii) an additional amount equal to the base salary payments you would have received between the date of your earlier termination and July 16, 2024, had you remained employed until July 16, 2024, and all references herein to “Termination Date” shall be deemed to be the date on which your employment terminates.
To the extent your employment terminates as a result of your death or Disability prior to the scheduled Termination Date, you (or your estate) shall remain entitled to the Severance Benefits, subject to your (or your estate’s) satisfaction of the Release Requirement.
In addition, if the Company terminates your employment without Cause before the Advisory Period commences or the Company terminates your consulting services during the Advisory Period for any reason that would not constitute Cause for termination of employment if you were an employee at such time, then, subject to your continued compliance in all material respects with the terms of this Letter Agreement, including your satisfaction of the Release Requirement (or, if the termination occurs after your satisfaction of the Release Requirement, your execution of a second release agreement substantially in the form attached as Exhibit A and your non-revocation of such release agreement prior to its becoming effective and irrevocable within 30 days following the termination of your consulting services), and your compliance in all material respects with the restrictive covenants set forth or referenced herein, the unpaid portion of the Consulting Fee shall be paid to you in a lump sum within 75 days following the termination of your employment or consulting services. If your employment or the consulting services are terminated for any other reason prior to the expiration of the Advisory Period, you shall be entitled only to the accrued but unpaid portion of the Consulting Fee, prorated for any partial month.
The Company shall provide you with written notice of any alleged failure by you to comply with the Letter Agreement or the restrictive covenants and not less than thirty (30) days to cure, if curable.
3.Restrictive Covenants
a.Nondisclosure of Confidential Information
During the course of your employment with the Company and its affiliates, you have had and may continue to have access to, and have gained and may continue to gain knowledge with respect to, “Confidential Information” (as defined below). You agree that you shall not, without the prior written consent of the Company, during the period of your employment with the Company and its affiliates and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized “Person” (as defined in Section 13(d) of the Securities Exchange Act of 1934) to use, disclose or gain access to, any Confidential Information; provided, however, that you may disclose Confidential Information as required by law or as ordered by a court, or as required in the course of the performance of your duties to the Company and its affiliates, or as set forth in Section 3(h) below; provided, further, that, in any event described in the preceding proviso, (x) to the extent permitted by applicable law, you shall promptly notify the Company in writing, and consult with and assist the Company in seeking a protective order or request for another appropriate remedy (except with respect to disclosures permitted by Section 3(h)), (y) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms of the preceding clause (x), you shall disclose only that portion of the Confidential Information that is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person, and (z) to the extent permitted by applicable law, the Company shall, except with respect to disclosures permitted by Section 3(h),be given an opportunity to review the Confidential Information prior to disclosure thereof. Without limiting the foregoing, you agree to keep confidential the existence of, and any information concerning, any dispute between you and the Company or any of its affiliates, except that you may disclose information concerning such dispute to the Governmental Authority (as defined in Section 3(h)) that is considering such dispute and to your legal counsel; provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute.
For purposes of this Letter Agreement, “Confidential Information” means information, observations and data concerning the business and affairs of the Company or any of its affiliates, including all business information (whether or not in written form) that relates to the Company or any of its affiliates, or their directors, officers, employees, customers, suppliers or contractors or any other third parties with respect to which the Company or any of its affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of your breach of this Letter Agreement, including technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents; product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development, including processes, formulas, designs, drawings, engineering and technology; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to you prior to your involvement with the Company or any of its affiliates or information rightfully obtained from a third party (other than pursuant to your breach of this Letter Agreement or any other duty of confidentiality).
For the avoidance of doubt, you shall be permitted to disclose the restrictive covenants contained in this Letter Agreement (and any other agreement between you and the Company or an affiliate) to any potential subsequent employer or business partner.
b.Noncompetition. During your employment with the Company and its affiliates and thereafter until the first anniversary of the Termination Date, without regard to the reason for your termination, you shall not, anywhere in the world, without the prior written consent of the Company: (i) directly or indirectly, alone or in association with any other Person, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent or consultant for any of the following: Elanco, Merck AH, Ceva, Boehringer Ingelheim, Dechra, Virbac, Idexx, and/or

Mars Petcare (each, a “Competitive Entity”), or any respective affiliate thereof; or (ii) accept employment or an engagement for the provision of services in any capacity, including as an employee, director, consultant or advisor, directly or indirectly, with any Competitive Entity or any respective affiliate thereof. Notwithstanding the foregoing, nothing in this provision shall prevent you from passively investing as a less than two percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system, or, for the avoidance of doubt, limit your right to practice law in accordance with applicable rules of professional conduct.
c.Non-interference with Business Relations. During your employment with the Company and its affiliates and thereafter until the second anniversary of the Termination Date, you shall not, directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, (i) induce or attempt to induce any client, customer (whether former or current), supplier, licensee, franchisee, joint venture partner or other business relation of the Company or any of its affiliates (collectively, “Business Relations”) to cease doing business with the Company or any such affiliate, (ii) divert all or any portion of a Business Relation’s business with the Company or any of its affiliates to any competitor of the Company or any such affiliate, or (iii) in any way interfere with the relationship between any Business Relation, on the one hand, and the Company or any such affiliate, on the other hand.
d.Nonsolicitation of Service Providers. During your employment with the Company and its affiliates and thereafter until the second anniversary of the Termination Date, you shall not, directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, (i) actively solicit, recruit or hire any Person who is at such time, or who at any time during the 12-month period prior to such solicitation or hiring had been, an employee, individual contractor or exclusive consultant of the Company or any of its affiliates, (ii) solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates, or (iii) interfere with the relationship of the Company or any of its affiliates with any employee, individual contractor or exclusive consultant who is or was employed by or otherwise engaged to perform services for the Company or any of its affiliates. Nothing in this provision shall prohibit you from placing general advertisements not targeted at employees of the Company or any of its affiliates, or from providing a personal reference to any person upon request.
e.Nondisparagement. Except with respect to disclosures permitted by Section 3(h), you shall not make, directly or indirectly, alone or in association with any other Person, any defamatory or maliciously disparaging oral or written statements about the Company or its affiliates or their respective products, personnel, directors, services, reputation or financial status The Company shall instruct its directors and executive officers not to make any defamatory or maliciously disparaging oral or written statements about you, and the Company and its subsidiaries shall not make or release any official statement that is defamatory or maliciously disparaging towards you.
f.Return of Property. You acknowledge that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by you while an employee of the Company or any of its affiliates (including Confidential Information) are and shall remain the property of the Company and its affiliates, and you shall immediately return such property to the Company upon the Termination Date and, in any event, at the Company’s request. You further agree that any property situated on the premises of, and owned by, the Company or any of its affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice. Notwithstanding the foregoing, you shall be permitted to retain your personal correspondence and any of your personal compensation information or documentation, and the Company agrees that, to the extent you have not done so prior to signing this Letter Agreement, you may work with the Company’s Chief Information and Security Officer or his designee to identify and retain any of your personal contacts and/or personal calendar appointments.
g.Cooperation. You agree that upon the reasonable request of the Company or any of its affiliates following your termination of employment, you shall use reasonable efforts to assist and cooperate with the Company or any of its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or any of its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of its affiliates, including testifying in any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency. Such cooperation shall be on reasonable notice and, to the extent practicable, take into account your business and personal commitments, and shall not require you to provide legal services on behalf of the Company. The Company shall reimburse you for reasonable out of pocket expenses incurred in connection with your cooperation requested pursuant to this paragraph, including reasonable travel expenses. Further, the Company shall reimburse you in an amount up to $5,000 of legal fees incurred by you if you reasonably and in good faith determine that you need to consult independent legal counsel in connection with such cooperation.
h.Trade Secrets; Whistleblower Rights. The Company hereby informs you that, notwithstanding any provision of this Letter Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Letter Agreement to the contrary, nothing in this Letter Agreement shall impair your ability to comply with a court order or subpoena or to communicate with any federal, state or local governmental or law enforcement branch, agency or entity (each, a “Governmental Authority”), voluntarily provide to a Governmental Authority information you believe indicates possible or actual violations of the law, or participate in or fully cooperate with any investigation or proceeding that may be conducted by any Governmental Authority, including providing documents or other information, without notice to or approval from the Company, without risk of being held liable by the Company for financial penalties, or any other of your rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any Governmental Authority.
i.Remedies and Injunctive Relief. You acknowledge that your violation of any of the covenants contained in this Section 3 would cause irreparable damage to the Company and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Letter Agreement to the contrary, in addition to any other damages it is able to show, in the event of your violation in any material respect of any of the covenants contained in this Section 3, the Company and its affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment or provision of the Severance Benefits to the extent not previously paid or provided (including ceasing vesting of outstanding equity incentive awards), (ii) the prompt return by you of any portion of, or the value of, Severance Benefits previously paid or provided (including forfeiture of any equity awards that vested or are scheduled to vest pursuant to Section 2 (including Exhibit B) or the repayment of the value of any equity awards that vested pursuant to Section 2 (including Exhibit B) that have been exercised or settled, as applicable), and (iii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 3 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company and its affiliates may have for damages under this Letter Agreement or otherwise, and all such rights shall be unrestricted. The restricted period contemplated by Section 3(b), (c) or (d), as applicable, shall be tolled during (and shall be deemed automatically extended by) any period during which you are in violation of the provisions of such section, as applicable. In the event that a court of competent jurisdiction determines that any provision of this Section 3 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 3 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
j.Acknowledgments. You acknowledge that the Company and its affiliates (i) have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization, (ii) have a legitimate business interest in and right to protect their Confidential Information, goodwill and employee, customer and other relationships, and that the Company and its affiliates would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships, and (iii) are entitled to protect and preserve the going concern value of the Company and its affiliates to the extent permitted by law. You further acknowledge that, although your compliance with the covenants contained in this Letter Agreement may prevent you from earning a livelihood in a business similar to the business of the Company and its affiliates, your experience and capabilities are such that you have other opportunities to earn a livelihood and adequate means of support for you and your dependents. In light of the foregoing acknowledgments, you agree (x) that the covenants contained in this Letter Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its affiliates and (y) not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, you contained in this Letter Agreement.
4.Miscellaneous
a.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by email, addressed as follows:
If to you:    At the most recent address
on file at the Company.
If to the Company:    Zoetis Inc.
10 Sylvan Way
Parsippany, NJ 07054
Attn:    Interim Chief Human Resources Officer
        james.matthews@zoetis.com
CC:    legalnotices@zoetis.com
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when received by the addressee.
b.Governing Law; Dispute Resolution. This Letter Agreement shall be governed by the laws of the State of New York, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction. You and the Company irrevocably submit to the jurisdiction of any state or federal court sitting in or for the State of New York with respect to any dispute arising out of or relating to this Letter Agreement, and you and the Company irrevocably agree that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. You and the Company hereby irrevocably waive, to the fullest extent permitted by law, any objection that you or the Company may now or hereafter have to the venue of any dispute arising out of or relating to this Letter Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. You and the Company agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and the Company hereby irrevocably and unconditionally waive, to the fullest extent permitted by law, any right you or the Company may have to a trial by jury in respect of any litigation as between you and the Company directly or indirectly arising out of, under or in connection with this Letter Agreement or the transactions contemplated hereby or disputes relating hereto. Each of you and the Company certify that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers.

c.Entire Agreement. This Letter Agreement contains the entire agreement between you and the Company with respect to the termination of your employment and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such service. For the avoidance of doubt, the covenants set forth in Section 3 of this Letter Agreement shall be in addition to, and shall not replace, any covenants concerning the protection of confidential or proprietary information, assignment of inventions and patent rights, protection of Company property, noncompetition, nonsolicitation of or non-interference with business relations or service providers, nondisparagement or other restrictive covenants set forth in any other agreement between you and the Company or its affiliates.
d.Amendments. No provision of this Letter Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall grant any additional right to you or be deemed a waiver by the Company of any of your obligations hereunder or release you therefrom or impose any additional obligation upon the Company. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.
e.Successors. This Letter Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Letter Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Letter Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Letter Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Letter Agreement by operation of law, or otherwise.
f.Invalidity. If any term or provision of this Letter Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Letter Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Letter Agreement shall be valid and be enforced to the fullest extent permitted by law.
g.Survivability. The provisions of this Letter Agreement that by their terms call for performance subsequent to the termination of either your employment or this Letter Agreement (including the terms of Sections 2 and 3) shall so survive such termination.
h.Section Headings; Construction. The section headings used in this Letter Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Letter Agreement, the term “including” shall mean “including, without limitation” and the term “affiliate” shall mean, with respect to any Person, an entity controlled by, controlling or under common control with such Person.

i.Taxes. The Company and its affiliates may withhold from any amounts payable under this Letter Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Severance Benefits shall be paid or provided in accordance with the provisions related to Section 409A of the Internal Revenue Code set forth in the applicable benefit plan or award agreement.
j.Counterparts. This Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter Agreement, which is enclosed for your convenience.
Very truly yours,
Zoetis Inc.
By:    /s/ Wetteny Joseph
Name:    Wetteny Joseph
Title:    Executive Vice President and
Chief Financial Officer
Acknowledged and agreed:
/s/ Heidi Chen
Heidi Chen

[Signature Page to Letter Agreement]

Exhibit A
WAIVER AND RELEASE OF CLAIMS
This Waiver and Release Agreement (this “Release”) is executed by Heidi Chen (“Executive”) on __________________. Reference is made herein to the Letter Agreement (the “Letter Agreement”), dated as of April 16, 2024 (revised as of May 20, 2024), between Executive and Zoetis Inc., a Delaware corporation (the “Company”).
1.In consideration for the Severance Benefits (as defined in the Letter Agreement) and for other good and valuable consideration, the sufficiency of which Executive hereby acknowledges and agrees to, by signing this Release, on behalf of Executive, Executive’s heirs, administrators, executors, representatives, agents, successors and assigns, Executive hereby waives and releases and forever discharges to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known and whether present or future, against the Company or any of its predecessors, successors, or past or present subsidiaries, affiliates, parents, branches or related entities (collectively, including the Company, the “Released Parties”) or, in their respective capacities as such, the Released Parties’ former, current or future employees, consultants, agents, representatives, stockholders, managers, members, equity holders, officers, directors, attorneys, employee benefit plans or assigns, with respect to any matter through and including the date on which this Release is executed, including, without limitation, any matter related to Executive’s employment with the Company or the termination of that employment relationship.
    Executive understands and agrees that Executive is releasing the Released Parties from any and all claims that may legally be waived by private agreement, including, but not limited to, any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, personal injury, wages, benefits, defamation, wrongful discharge, discrimination, harassment, retaliation, impairment of economic opportunity, emotional distress, invasion of privacy, negligence or other tort; claims for attorneys’ fees or costs; and any and all other claims, whether arising under statute (including, but not limited to, claims arising under the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the New Jersey Conscientious Employee Protection Act, the District of Columbia Human Rights Act, the Massachusetts Fair Employment Practices Act – M.G.L. c. 151 B, the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq., the Massachusetts Wage and Hour laws, G.L. c. 151 § 1A et seq., the Minnesota Human Rights Act, the West Virginia Human Rights Act,1 and/or any and all other federal, state, local or foreign statutes, executive orders or regulations), contract (express or implied), constitutional provision, common law, public policy or otherwise, from the beginning of time through the date Executive has executed this Release. Further, if any claim is
1 Executive acknowledges that Executive has been provided the toll-free number of the West Virginia State Bar Association 1-800-944-9822.

not subject to release, to the extent permitted by applicable law: (a) Executive promises not to consent to become a member of any class or collective in a class, collective or multiparty action or proceeding in which claims are asserted against any Released Party that are related in any way to Executive’s employment or the termination of Executive’s employment with the Company; (b) if, without Executive’s prior knowledge and consent, Executive is made a member of a class in any such proceeding, Executive agrees to opt out of the class at the first opportunity; and (c) Executive waives any right or ability to be a class or collective action representative in such a proceeding.
    Further, Executive expressly waives and releases any and all rights and benefits that Executive may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including, but not limited to, South Dakota Codified Laws Section 20-7-11, North Dakota Century Code Section 9-13-02, and California Civil Code Section 1542 (or any analogous law of any other state), the latter of which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
    Executive understands and agrees that claims or facts in addition to or different from those that are now known or believed by Executive to exist may hereafter be discovered, but it is Executive’s intention to release all claims Executive has or may have against the parties set forth in this Release, whether known or unknown, suspected or unsuspected.
2.Executive understands that nothing in this Release shall be construed to (a) prohibit Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board and/or any similar federal, state or local agency, (b) extend to any rights Executive may have to file claims for workers’ compensation and/or unemployment insurance benefits under any applicable state laws, (c) waive, release or impair Executive’s rights or claims to enforce the terms of the Letter Agreement (including with respect to the Severance Benefits), or (d) limit any obligation of the Company or its affiliates (or their respective successors in interest) to indemnify or hold harmless Executive or to advance expenses to Executive in connection therewith or any benefit or right of the Executive under any insurance policy to which the Company is a party. Executive also understands that nothing in this Release limits Executive’s ability to communicate with any federal, state or local governmental or law enforcement branch, agency or entity (each, a “Governmental Authority”), voluntarily provide to a Governmental Authority information Executive believes indicates possible or actual violations of the law, or participate in or fully cooperate with any investigation or proceeding that may be conducted by any Governmental Authority, including providing documents or other information, without notice to or approval from the Company, without risk of being held liable by the Company for financial penalties. This Release also does not limit Executive’s right to receive an award for information provided to any Governmental Authority.

3.Except as otherwise stated herein, Executive’s release of claims as contained in this Release extends to any claims that Executive may have with respect to any separation plans or programs that have been offered by the Company currently and/or in the past, including, without limitation, the Zoetis Executive Severance Plan, but Executive’s release of claims as contained in this Release does not extend to any vested or other rights to which Executive may be entitled under any other Company employee benefit or compensation plan by reason of Executive’s employment with the Company that cannot legally be waived.
4.Executive agrees and acknowledges that this Release may be introduced as evidence in a subsequent proceeding in which either the Company or Executive alleges a breach of this Release, or by the Company in the event that Executive asserts any claim or commences any legal proceeding against the Company.
5.Executive understands that in response to third-party requests, the Company will comply with its existing policy on employee information by verifying dates of employment, last position held and, if authorized, salary information. Executive further understands that the Company is obligated to produce information and records in response to lawful requests from Governmental Authorities and in connection with litigation and regulatory proceedings.
6.It is understood and agreed that this Release is not to be construed as an admission by the Company or Executive of any wrongdoing, liability or violation of law.
7.Executive understands that Executive will have a period of seven (7) days following the execution of this Release in which to revoke this Release. To revoke this Release, Executive must submit written notice, such that it is received no later than the eighth day after Executive originally signs this Release, to:
    Zoetis Inc.
10 Sylvan Way
Parsippany, NJ 07054
Attn:    Interim Chief Human Resources Officer
    james.matthews@zoetis.com
CC:    legalnotices@zoetis.com
    Executive also understands that Executive must return the signed Release to the Company, according to the directions and instructions provided by the Company and on the date designated by the Company.
    This Release will not become effective and enforceable until the seven (7)-day revocation period has expired. Executive understands that the Company will not be required to provide the Severance Benefits unless this Release becomes effective.
8.This Release will be governed by and construed and enforced in accordance with the laws of the State of New York.

9.Executive further acknowledges and agrees that if Executive breaches the provisions of this Release, then, to the fullest extent permitted by law, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of the Release, (b) the Company shall not be obligated to pay or provide any additional Severance Benefits to Executive, (c) Executive shall be obligated to pay to the Company its costs and expenses in enforcing this Release and the Letter Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) Executive shall be obligated upon demand to repay to the Company all of the Severance Benefits.
10.This Release and the Letter Agreement contain the entire agreement between Executive and the Company and replace any prior or contemporaneous agreements or understandings between Executive and the Company regarding the subject matter of this Release, whether written or oral, except for any agreements Executive may have signed in connection with or during Executive’s employment governing the protection of confidential or proprietary information, assignment of inventions and patent rights, protection of Company property, noncompetition, nonsolicitation of or non-interference with business relations or service providers, nondisparagement or other restrictive covenants, all of which shall remain in full force and effect.
11.This Release may not be changed unless the changes are in writing and signed by Executive and an authorized representative of the Company.
12.The provisions of this Release are severable. If any provision of this Release is held invalid or unenforceable, such provision shall be deemed to be removed from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect and binding upon both parties; provided, however, that, if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
13.Executive’s signature below indicates that Executive:
a.has carefully read and reviewed this Release;
b.fully understands all of its terms and conditions;
c.fully understands that this Release is legally binding and that by signing it Executive is giving up certain rights;
d.has not relied on any other representations by the Company or its employees or agents, whether written or oral, concerning the terms of this Release;
e.has been provided at least 21 days to consider this Release, and agrees that changes to this Release (or to the Letter Agreement), whether material or immaterial, do not restart the running of the 21-day consideration period;

f.will have seven (7) days to revoke Executive’s acceptance after signing it;
g.is waiving any rights or claims Executive may have under the Age Discrimination in Employment Act of 1967;
h.has been advised, and has had the opportunity, to consult with an attorney prior to executing this Release; and
i.executes and delivers this Release freely and voluntarily.

[Signature Page Follows]

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

EXECUTED this ______ day of __________________, 20__.

Heidi Chen

Exhibit B
SEVERANCE BENEFITS
1.Accrued Obligations. You shall be entitled to (a) any base salary that is accrued but unpaid, and any vacation that is accrued but unused, as of the Termination Date, which to the extent unpaid shall be paid on the first payroll date following the Termination Date, (b) any unreimbursed business expenses, which shall be paid pursuant to the Company’s expense reimbursement policy, and (c) your vested account balance under the Zoetis Savings Plan and Zoetis Supplemental Savings Plan, which shall be paid in accordance with the terms of the applicable plan (collectively, the “Accrued Obligations”). The Accrued Obligations (but not any other compensation or benefits set forth on this Exhibit B) shall be due without regard to whether you have satisfied the Release Requirement.
2.Annual Bonus. You shall be eligible for a bonus under the terms of the Annual Incentive Plan (AIP) in respect of 2024, based on your target opportunity as in effect in 2024 and pro-rated for the length of service in 2024 up to the Termination Date. Of the bonus, 70% of the total amount shall be dependent on Company performance (the “Performance Component”) and 30% of the total amount (i.e., the portion representing individual performance) shall be payable at target. The final amount of the Performance Component shall be subject to the discretion and approval by the Human Resources Committee of the Zoetis Board of Directors; provided, that the amount payable to you in respect of the Company Performance Component shall be determined and paid on the same basis as such amounts payable to active members of the Company’s Executive Team. The bonus shall be paid on or before March 15, 2025.
3.Executive Severance Plan. For purposes of the Zoetis Executive Severance Plan (the “Severance Plan”), the termination of your employment on the Termination Date shall be considered an “Involuntary Separation” (as defined in the Severance Plan), entitling you to the following compensation and benefits, subject to the terms of the Severance Plan:
a.Base Salary Severance. In respect of the benefits contemplated by Section 3.1(a) of the Severance Plan, a cash payment of $635,000 which shall be paid in installments over the 12-month period following the Termination Date in accordance with the timing set forth in the Severance Plan.
b.Health Insurance. In respect of the benefits contemplated by Section 3.1(b)(i) of the Severance Plan, if you elect to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Termination Date for you or your spouse and dependents, the Company shall pay the portion of the monthly COBRA premiums due for such coverage above the active employee rate for such coverage from the first date on which you lose health coverage as an employee of the Company until the earliest of (i) the date the Company has paid such COBRA premiums for 12 months, (ii) the expiration of your continuation coverage under COBRA, and (iii) the date when you become eligible for health insurance coverage in connection with new employment or self-employment (even if such coverage is declined).
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c.Life Insurance. In respect of the benefits contemplated by Section 3.1(b)(ii) of the Severance Plan, your coverage under the Company-sponsored basic group term life insurance plan shall continue at no cost to you until the earlier of (i) 12 months following the Termination Date and (ii) the date when you become eligible for group life insurance coverage under another employer’s plan (even if such coverage is declined).
d.Target Bonus Severance. In respect of the benefits contemplated by Section 3.1(c) of the Severance Plan, a cash payment of $444,500 which shall be paid in a lump sum within 60 days following the Termination Date.
e.Outplacement. In respect of the benefits contemplated by Section 3.1(d) of the Severance Plan, the Company shall make available to you, at its expense, senior executive level outplacement services with a leading national outplacement firm chosen by the Company, with such outplacement services to be provided for a period of up to twelve (12) months following the Termination Date. The Company shall pay all expenses related to the provision of outplacement services directly to the outplacement firm by the end of the calendar year following the calendar year in which the outplacement services are provided. In no case shall the Company provide a payment to you in lieu of these services.
4.Equity Awards. Any equity awards granted to you that are outstanding and unvested as of the Termination Date shall be subject to the treatment contemplated by the applicable award agreement for a termination of employment as a result of a “Restructuring Event” (within the meaning of the applicable award agreement) and recognizing your status as retirement-eligible. Without limiting the generality of the foregoing, the Company and you acknowledge and agree that the vesting of such equity awards will be as follows:

Award	Treatment
Stock Options Granted in 2022 and 2023	Continued full vesting. Full term to exercise (10 years from grant date)
Stock Options Granted in 2024	Immediate pro-rata vesting. Options expire 3 months after the Termination Date
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RSUs Granted in 2022, 2023 and 2024	Prorated vesting* with payment of shares to occur as soon as reasonably practicable following your Termination Date, provided that the portion of the 2022 grant that is nonqualified deferred compensation for purposes of Section 409A of the Code shall be subject to a six-month delay to the extent required by Section 409A of the Code.
Performance RSUs Granted in 2022, 2023 and 2024	Prorated vesting* as of your Termination Date. 0%-200% of the vested amount will be paid in shares on the Settlement Date (as such term is defined in your Award Agreements), subject to achievement of performance goals as defined in your Award Agreements.

*The pro-rata portion of your award that vests will be determined based on the number of days that you were an active employee from the grant date through your Termination Date, as compared to the total number of days from the grant date to the third anniversary of the grant date. Stock Options and RSUs granted in 2023 and 2024 have a graded vesting schedule whereby one-third of the award vests on the 1st, 2nd and 3rd anniversary of the grant date. After the first anniversary of the grant date, the number of awards paid will be calculated as the pro-rata vested portion of the award (per above) less, the number of awards previously paid per the graded vesting schedule.
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